Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

SteelCloud, Inc. (“Company”) and Brian Hajost (“Hajost”) agree as follows, on the 31st day of January 2009:

1.	The Company hires Hajost for the position of President and Chief Executive Officer (CEO) of the company commencing as of January 16, 2009. Hajost accepts the position.
2.
The Company will pay Hajost a semi-monthly salary of $8,333.33, (which equates to $200,000 annually.)  This salary will be paid in semi-monthly pay periods, less federal deductions and authorized withholdings as required by law.

3.
Hajost will receive one hundred fifty six thousand (156,000) shares of Company stock which will vest at the rate of thirteen thousand (13,000) shares each month, beginning on the last business day of February 2009 and continuing on the last business days of the next eleven months, so long as Hajost is employed by the Company on the last day of the month.  The Company will pay the taxes on this stock grant, and Hajost acknowledges that the payment of the taxes may be taxable income to Hajost.  Hajost acknowledges that the stock will be considered restricted shares subject to the requirements of the Securities Act of 1933 and Virginia Blue Sky laws.  The restrictions on this grant will include all restrictions necessary to assure compliance with 26 U.S.C. § 409A.

4.	Hajost will be entitled to participate in Company-sponsored medical and dental benefit plans to be paid by the Company.
5.	The Company will provide Hajost a car allowance of $500 per month, to be included in gross wages.
6.
The Company will enter into a separate stock option agreement with Hajost pursuant to which Hajost will be granted an option for 300,000 SteelCloud shares three days after the Company’s 2008 Form 10K is filed with a grant price equal to the closing stock price of the Company on the date of the grant.  Hajost must be an employee on the date of the grant or the Company’s obligations under this clause are terminated. The option will vest ratably over a period of three years from the grant date with a 5 year exercise term. In the event that the Company terminates Hajost’s employment without cause, Hajost’s stock options’ vesting date will accelerate and his 300,000 incentive stock options will become fully vested at that date.  Hajost recognizes that he is ineligible for any other options under any other agreement express or implied, and that the new stock option agreement will be deemed the sole vehicle for any SteelCloud stock options.

7.
Hajost understands that he is an employee at will and either he or the Company may terminate Hajost’s employment at any time with or without cause and with or without notice.  In the event that the Company terminates Hajost ‘s employment for cause, all obligations of the Company under this agreement shall terminate.  For the purposes of this clause, “cause” means (a) a deliberate violation of a Company rule reasonably designed to protect the legitimate business interests of the Company, (b) a willful act or omission of such a nature or so recurrent as to manifest a disregard of the Company’s interests and the duties and obligations Hajost owes to the Company, or (c) the Company’s failure to satisfy the requirements of the Company’s Financial Plan for two consecutive quarters.  For the purposes of this clause, the Company’s Financial Plan shall be the Plan adopted by the Board of Directors applicable to each fiscal year.  In the event that the Company terminates Hajost’s employment without cause (other than due to Hajost’s request), or Hajost terminates his employment for Good Reason, Hajost shall be entitled to severance as follows:

a.
If the termination takes place within three months from the date of this agreement, the Company will pay Hajost severance of two months salary, payable semi-monthly on the Company’s regular salary payment dates for the two months following Hajost’s termination.

b.
If the termination takes place between three months and six months from the date of this agreement, the Company will pay Hajost severance of three months salary, payable semi-monthly on the Company’s regular salary payment dates for the three months following Hajost’s termination.  Notwithstanding the foregoing, if deemed necessary to comply with 26 U.S.C. § 409A, all severance pay due under this subparagraph must be paid no later than 2 ½ months after the end of the year in which the termination of employment occurs, and the Company may unilaterally amend the payment schedule for the severance due under this subparagraph to comply with this payment term.

c.
If the termination takes place between six months and one year from the date of this agreement, the Company will pay Hajost severance of six months salary, payable semi-monthly on the Company’s regular salary payment dates for the six months following Hajost’s termination.   Notwithstanding the foregoing, if deemed necessary to comply with 26 U.S.C. § 409A, all severance pay due under this subparagraph must be paid no later than 2 ½ months after the end of the year in which the termination of employment occurs, and the Company may unilaterally amend the payment schedule for the severance due under this subparagraph to comply with this payment term.

d.
If the termination takes place after the first year anniversary of this agreement, the Company will pay Hajost a severance of 12 months salary, payable semi-monthly on the regular salary payment dates for the twelve months following Hajost’s termination.  Notwithstanding the foregoing, if deemed necessary to comply with 26 U.S.C. § 409A, all severance pay due under this subparagraph must be paid no later than 2 ½ months after the end of the year in which the termination of employment occurs, and the Company may unilaterally amend the payment schedule for the severance due under this subparagraph to comply with this payment term.

The severance payments described in this paragraph 7 are intended to be and will be applied in such a manner as to be exempt 26 U.S.C. § 409A under the exemption found in Regulation Section 1.409A-(b)(9)(iii) for separation pay plans (i.e., the so-called ‘two times’ pay exemption).  For purposes of this paragraph 7, Good Reason means the occurrence of any of the following events, without the express written consent of Hajost: a material diminution of his base compensation;  a material diminution of his authority, duties or responsibilities;  a material diminution of the budget over which he retains authority;  a material change in the geographic location of his job; or  any other action or inaction by the Company that constitutes a material breach by the Company of this agreement.  Furthermore, notwithstanding the foregoing, the occurrence of any Good Reason event shall cease to be an event constituting Good Reason if Hajost fails to provide the Company with notice of the occurrence of any of the foregoing within the ninety (90)-day period immediately following the date on which Hajost first becomes aware (or reasonably should have become aware) of the occurrence of such event.  The Company shall have thirty (30) days from the receipt of such notice to cure or remedy the event described as constituting Good Reason.   Hajost’s termination for Good Reason must occur within the six month period following the occurrence of the event constituting good reason.

8.
If  (a) the majority of the Company’s stock or a substantial portion of the Company’s assets are acquired, (b) the acquisition closes while Hajost is employed by the Company, and (c) Hajost’s employment with the Company is terminated without cause (other than due to Hajost’s request) within 30 days of the acquisition, Hajost will be entitled to severance pay equal to the lesser of (a) 24 months salary based on Hajost’s annual rate of pay for the calendar year before the calendar year of termination from service, or (b) two times the IRS limit for qualified plans provided for in 26 U.S.C. § 401(a)(17) for the calendar year of termination of service.  This severance will be payable in monthly installments pro rata ending on  the last day of the second calendar year following the year in which Hajost is terminated, but there will be no payment during the first six months following termination, and the first payment will include six months of the severance pay, and the severance pay thereafter will be paid in monthly installments.  For the purposes of this clause, “cause” is defined as it is defined in paragraph 7 above.  Notwithstanding the foregoing, the Company may unilaterally amend this Agreement and pay any severance pay due under this paragraph immediately following Hajost’s termination of employment, but no later than the 15th day of the third month following Hajost’s termination of employment, if the Company deems it to be necessary to comply with 26 U.S.C. § 409A and the exemption found in Regulation Section 1.409A-(b)(4) for short-term deferrals.  The obligation to pay Hajost under this paragraph shall be in lieu of any obligation to pay Hajost under paragraph 7 of this Agreement, and payment under this paragraph shall constitute compliance by the Company with any obligations under this paragraph and paragraph 7 of this Agreement.

9.	The Company will appoint Hajost to the Board of Directors of the Company.

10.
During the term of Hajost’s employment with the Company and for 2 years after termination of Hajost’s employment, regardless of the reason for the termination, Hajost agrees that he will not compete, directly or indirectly, with the business of the Company.  Hajost understands that the term “not compete” as used in this paragraph shall mean that he shall not own, manage, operate, consult with, or be employed by, a business which competes or may compete with the present business of the Company and such other business activity in which the Company may engage during Hajost’s employment.  “Own” does not include an ownership interest in the securities of a publicly traded company which is an interest less than 3 % of the outstanding publicly traded shares of the company.

11.
Hajost acknowledges that during the course of his employment relationship with the Company, there may be disclosed to him certain trade secrets, methodologies, or other proprietary data of the Company and others with which the Company has contractual relationships (hereinafter “Confidential Information”); said Confidential Information consisting of, but not limited to: customer lists, pricing data, the Company’s financial information, technical information, and marketing, production, or merchandising systems or plans.  Hajost agrees that he shall not during, or at any time after the termination of, his employment relationship with the Company, regardless of the reason for the termination, use for himself or others, or disclose or divulge to others, including but not limited to future employers or other businesses with which Hajost  may have a contractual relationship, any Confidential Information.

12.
Should Hajost breach or threaten to breach his duties under paragraphs 10 or 11 above, the Company shall be entitled to an injunction restraining him from such breaches. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against Hajost for a breach or threatened breach of paragraphs 10 and 11, including the recovery of damages from Hajost.

13.
This agreement is contingent upon Hajost’s submission of satisfactory proof of his identity and his legal authorization to work in the United States.  As a condition of employment, Hajost will be required to complete the Employment Eligibility Verification (I-9) and submit a copy of the appropriate documents to show that Hajost is eligible to work in the United States.  If Hajost fails to submit this proof within three days of his initial employment date, federal law prohibits the Company from hiring Hajost.

14.
Hajost acknowledges that this agreement, along with the final form of any referenced documents, represents the entire agreement between him and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this agreement, are or will be binding upon the Company.

15.
Hajost acknowledges that the Company has made no representations regarding the tax consequences to Hajost regarding this Agreement or any of its provisions.  The Company reserves the unilateral right to amend this Agreement if necessary to comply with applicable law or amendments thereto, including but not limited to 26 U.S.C. § 409A.  If (and for as long as) Hajost is determined to be a "specified employee" (as defined under 26 U.S.C. § 409A), any payments to be made to Hajost upon a separation from service may not be made before the date that is six months after his separation from service (or death, if earlier), unless otherwise permitted pursuant to 26 U.S.C. § 409A.  To the extent that Hajost is subject to the six-month delay rule referenced in the preceding sentence, all payments that would have been made to him during the six months following his separation from service that are not otherwise exempt from Code Section 409A, if any, will be accumulated and paid to him during the seventh months following his separation from service, and any remaining payments due will be made in their ordinary course as described in this Agreement.

STEELCLOUD, INC.

By: /s/ E.A. Burkhalter
Vice Admiral E. A. Burkhalter, Jr., USN (Ret.)
Chairman of the Board of Directors
Dated: February 5, 2009

Agreed and Accepted:

/s/ Brian Hajost
Brian Hajost
Dated: February 5, 2009